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FORM 3
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             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

     Ontario Teachers' Pension Plan Board
     -----------------------------------------------
     (Last)             (First)             (Middle)

     5650 Yonge Street, 5th Floor
     -----------------------------------------------
                       (Street)

     Toronto, Ontario, Canada               M2M 4H5
     -----------------------------------------------
     (City)             (State)                (Zip)

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2.   Date of Event Requiring Statement
     (Month/Day/Year)

       1/28/00
     -----------------------------

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3.   IRS or Social
     Security Number of
     Reporting Person, if
     an Entity (Voluntary)


     -----------------------------

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4.   Issuer Name and Ticker or Trading Symbol

     Paragon Trade Brands, Inc. (PGNFQ)
     ------------------------------------

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5.   Relationship of Reporting Person to Issuer
                  (Check all applicable)

           Director               X   10% Owner
     -----                      -----

           Officer (give        ----- Other (specify
     ----- title below)               below)


     ---------------------------

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6.   If Amendment, Date of Original
     (Month/Day/Year)


     -------------------------

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7.   Individual or Joint/Group Filing
     (Check applicable line)

       X   Form filed by One Reporting Person
     -----

           Form filed by More than One Reporting Person
     -----

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                      Table I -- Non-Derivative Securities Beneficially Owned

==========================================================================================================

1. Title of Security           2. Amount of Securities   3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        Direct (D) or       Beneficial Ownership
                                  (Instr. 4)                Indirect (I)
                                                            (Instr. 5)
-------------------            -----------------------   -----------------   -----------------------
Common Stock, par value $0.1        2,401,953                   D








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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).

 Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)


==================================================================================================================================
1. Title of Derivative  2. Date Exercisable and  3. Title and Amount of Sec-     4. Conversion or  5. Ownership  6. Nature of
   Security                Expiration Date          urities Underlying Deriva-      Exercise Price    Form of       Indirect
   (Instr. 4)              (Month/Day/Year)         tive Security (Instr. 4)        of Derivative     Derivative    Beneficial
                           --------------------     --------------------------      Security          Security:     Ownership
                           Date        Expir-                     Amount or                           Direct (D)    (Instr.5)
                           Exerci-     ation                      Number of                           or Indirect
                           sable       Date         Title         Shares                              (I)
                                                                                                      (Instr. 5)
   ------------------      -------     -------      -----         ------------      --------------    ----------    ---------







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Explanation of Responses:



Ontario Teacher's Pension Plan

/s/ Jane Beatty                                February 4, 2000
---------------------------------------   ---------------------
   ** Signature of Reporting Person               Date
          Jane Beatty

**     Intentional misstatements or omissions of facts constitute
       Federal Criminal Violations.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                                                  SEC 1473 (7-96)